Exhibit 3.58

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “RSI CONSTRUCTION SERVICES LLC”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF FEBRUARY, A.D. 2017, AT 11:17 O’CLOCK A.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6317192 8100 SR# 20170916657	Authentication: 202046061 Date: 02-15-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 11:17 AM 02/15/2017 FILED 11:17 AM 02/15/2017 SR 20170916657 - File Number 6317192

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is RSI Construction Services LLC

Second: The address of its registered office in the State of Delaware is 1679 S. Dupont Hwy., Suite 100 in the City of Dover. Zip code 19901. The name of its Registered agent at such address is Registered Agent Solutions, Inc.

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                             .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 14th day of February 2017.

By:	/s/ Candace Novell
Authorized Person (s)
Name:	Candace Novell